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                                                                   EXHIBIT 10.27

                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

     This First Amendment to Employment Agreement ("First Amendment") is made as of this 2nd day of January, 2002 (the "First Amendment Date") by and between Ventas, Inc., a Delaware corporation (the "Company") and Brian Wood (the "Employee"). All capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Original Employment Agreement (hereinafter defined).

                                    RECITALS

     WHEREAS, the Company and Employee have heretofore entered into that certain Employment Agreement dated as of May 6, 2000 (the "Original Employment Agreement") pursuant to which the Company has retained Employee to perform services for the Company as further described in, and under the terms and conditions set forth in, the Original Employment Agreement;

     WHEREAS, the Company and Employee each desire to amend the Original Employment Agreement as further set forth herein;

     WHEREAS, the Company has determined that it is in the best interests of the Company to enter into this First Amendment.

     NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Employee agree as follows:

     1.   Term. Section 2 of the Original Employment Agreement shall be deleted
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in its entirety and replaced by the following revised Section 2:
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          "2. Term. Unless terminated pursuant to Section 6 hereof, the
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Employee's employment hereunder shall commence on the date hereof and shall continue during the period ending at midnight (E.S.T.) on May 5, 2003 (the "Term"); provided however, that the Employee may terminate this Agreement, without further obligation under this Agreement, by giving the Company sixty
(60) days prior written notice."

     2.   Compensation. Section 4 of the Original Employment Agreement shall be
          ------------  ---------
deleted in its entirety and replaced by the following Section 4A and Section 4B:
                                                      ----------     ----------

          "4A. Salary. During the Term, Employee shall be paid a base salary
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     ("Salary"), payable in accordance with the normal payroll procedures of the
     Company and subject to such withholdings and other normal employee deductions as may be required by law, at the rate of $200,000 per year. Employee may receive increases in his Salary from time to time, as approved by the Chief Executive Officer."

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          "4B. Success Fee Program. In addition to his Salary, Employee shall be
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eligible to receive the following success fees, subject to the terms and conditions set forth below:

          (a) PETB Success Fee. Subject to the terms and conditions of this subsection 4B(a), Employee shall be entitled to one or more success fee(s) ("PETB Success Fees") equal to three to five percent (3% to 5%) of all Post Emergence Tax Benefits actually received by the Company, whether during or after the Term.

               (i) As used herein, "Post Emergence Tax Benefits" shall mean collectively (x) tax escrow funds unconditionally released to the Company by the Escrow Agent in accordance with Section 3.1(h) of the
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          Cash Escrow Agreement (the "Cash Escrow Agreement") dated April 21,
          2001 (the "Escrow Fund Benefits"); (y) interest income unconditionally distributed to the Company in accordance with the Cash Escrow Agreement after (and therefore not including) the 2001 interest income distribution to be made in January, 2002 (the "Escrow Interest Benefits"); and (z) actual cash taxes saved as a result of Net Operating Losses (hereinafter defined) used on the Company's consolidated federal income tax returns for the tax years ending December 31, 1999, December 31, 2000 and/or December 31, 2001, respectively (the "Saved Tax Benefits"). All Post Emergence Tax Benefits shall be computed net of any and all out of pocket costs and expenses paid or incurred by the Company in connection with the receipt of such Post Emergence Tax Benefits (not including any such costs or expenses paid out of escrowed funds held under the Cash Escrow Agreement). Further, any refund or other tax benefit or attribute relating to federal alternative minimum tax received as a result of legislation passed after the First Amendment Date shall not be deemed a Post Emergence Tax Benefit. As used herein, "Net Operating Losses" shall mean the net operating loss carryforwards (within the meaning of IRC Section 172) generated and relating to the period commencing January 1, 1998 through December 31, 1998 (the "Final Pre-Spin Tax Period") that are not utilized through carryback and unconditionally survive the final and unappealable conclusion of the audit of the Final Pre-Spin Tax Period currently being conducted by the Internal Revenue Service.

               (ii) All PETB Success Fees shall be paid to Employee, if relating to Escrow Fund Benefits or Escrow Interest Benefits, within forty-five
          (45) days of the date of receipt of such amounts by the Company, as applicable, and if relating to Saved Tax Benefits, within ninety (90) days after the later of (x) the filing of the Company's consolidated federal income tax return claiming the applicable Saved Tax Benefits and (y) the final and unconditional conclusion to the audit of the Company's consolidated federal income tax return for the year ending December 31, 1998 currently being conducted by the Internal Revenue Service.

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               (iii) The amount of all PETB Success Fees shall be determined at the discretion of the Company within the range of three to five percent (3% to 5%) of the applicable Post-Emergence Tax Benefits; provided that if either (x) there is a Change of Control of the Company (hereinafter defined), or (y) Debra A. Cafaro ceases to be the Chief Executive Officer of the Company, the amount of all PETB Success Fees payable thereafter shall be equal to five percent (5%) of the applicable Post-Emergence Tax Benefits. As used herein, "Change of Control" shall mean:

                     (A) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "1934 Act)) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 under the 1934 Act) of 50% or more of the combined voting power of Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in an acquisition by (I) the Company or any of its subsidiaries, (II) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries or (III) any Person in connection with an acquisition referred to in the immediately preceding clauses (I) and (III) shall not constitute an acquisition which would cause a Change in Control.

                     (B) The individuals who, as of the date hereof, constituted the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute over 50% of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of over 50% of the Incumbent Board, such new director shall, for purposes of this Section, be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

                     (C) Consummation of a merger, consolidation or reorganization involving the Company, unless each of the following events occurs in connection with such merger, consolidation or reorganization:

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                         (I)   the stockholders of the Company, immediately
          before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, over 50% of the combined voting power of all voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Company") over which any Person has Beneficial Ownership in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

                         (II) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute over 50% of the members of the board of directors of the Surviving Company; and

                         (III) no Person (other than the Company, any of its subsidiaries, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Company or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 50% or more of the then outstanding Voting Securities) has Beneficial Ownership of 50% or more of the combined voting power of the Surviving Company's then outstanding voting securities.

                    (D) Approval by the Company's stockholders of a complete liquidation or dissolution of the Company.

                    (E) Approval by Company's stockholders of an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary of the Company).

                    (F) Any other event that the Board shall determine constitutes an effective Change in Control of Company.

                    (G) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

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          (b) Kindred Stock Success Fees. Employee shall be entitled to receive an additional success fee(s) ("Kindred Stock Success Fees") equal to one tenth of one percent (1/10/th/ of 1%) of the aggregate capital loss carryover from the Company's 1998 consolidated federal income tax return (the "1998 Capital Loss Carryover", used on the Company's calendar year 2001, 2002 and 2003 consolidated federal income tax returns that successfully offset the gain on any sale of the Kindred Heathcare, Inc. stock owned by the Company. The Company shall be entitled to have any such use of the 1998 Capital Loss Carryover reviewed and confirmed by its independent tax advisors. All Kindred Stock Success Fees shall be deemed owed, and shall be paid to Employee, within ninety (90) days after the later of (x) the filing of the applicable tax return on which all or any portion of the 1998 Capital Loss Carryover is utilized and (y) the final and unconditional conclusion to the audit of the Company's consolidated federal income tax return for the tax year ended December 31, 1998, currently being conducted by the Internal Revenue Service.

          (c) Limitations. Notwithstanding anything to the contrary set forth in this Agreement, the amount of all PETB Success Fees under Section 4B(a) and all Kindred Stock Success Fees under Section 4B(b) paid to the Employee when aggregated together shall in no event exceed Six Hundred Thousand and No/100 Dollars ($600,000). Further, notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement or otherwise shall be deemed to create any obligation on the Company to use Net Operating Losses or the 1998 Capital Loss Carryover for any purpose whatsoever.

          (d) Bonuses. Employee shall also be eligible for year-end bonuses and stock equity or other incentives offered periodically by (and at the discretion of) the Company to its employees, although at a substantially reduced level because of Employee's eligibility for PETB Success Fees and Kindred Stock Success Fees.

          (e) Procedures. All service fees payable under the terms of this
     Section 4B shall be payable in accordance with the normal procedures of the
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     Company and subject to such withholdings and other normal employee deductions as may be required by law."

          (f) Survival. The terms and provisions of this Section 4B and the Company's obligation to pay the success fees hereunder shall survive the expiration or termination of the Term or this Agreement.

     3.   Extent of Amendment. Other than as amended hereby, the Original
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Employment Agreement shall remain unmodified and in full force and effect.

     4.   Counterparts. This First Amendment may be executed in counterparts,
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each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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                             VENTAS, INC., a Delaware corporation


                             By: /s/ T. Richard Riney
                                ---------------------------------------
                             T. Richard Riney, Executive Vice President
                             General Counsel and Secretary

                             /s/ Brian K. Wood
                             ------------------------------------------
                             Brian K. Wood

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